[FORM OF] CHANGE OF CONTROL AGREEMENT
This Change of Control Agreement (“Agreement”) is hereby entered into by and between Casey’s General Stores, Inc. (the “Company”) and [●] (the “Employee”) (each, a “Party”), effective as of the [●] day of [●], 20[●].
WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company;
WHEREAS, the Company and the Employee are parties to an Employment Agreement, dated [●], [as amended] (the “Prior Agreement”) concerning the subject matter hereof, which will expire pursuant to its terms on [●] [●], 20[●] (the “Expiration Date”), which is the last day of the Change of Control Period (as such term is defined in the Prior Agreement) in effect under the Prior Agreement, and which the Parties wish to replace in its entirety with this Agreement immediately following the Expiration Date; provided, however, that, notwithstanding the foregoing, in the event that a Change of Control (within the meaning of the Prior Agreement) occurs prior to the Expiration Date, this Agreement shall not become effective and shall be null and void ab initio; and
WHEREAS, the Board believes it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Employee with compensation arrangements upon a Change of Control which provide the Employee with individual financial security and which are competitive with those of other corporations and, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1.Certain Definitions. (a) An “Anticipatory Qualifying Termination” means a termination of the Employee’s employment (i) by the Company other than for Cause, Disability or death or (ii) by the Employee for Good Reason, in each case, following a Potential Change of Control but prior to the date on which a Change of Control occurs so long as it is reasonably demonstrated that such termination (x) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (y) otherwise arose in connection with or anticipation of a Change of Control and, in either case, such Change of Control actually occurs (such terms, as defined below).
(a)    “Change of Control” shall have the meaning set forth in the Company’s 2018 Stock Incentive Plan, as amended from time to time.
(b)    The “Change of Control Period” is the period commencing on [●] [●], 20[●], which is the day immediately following the Expiration Date, and ending on the earlier to occur of (i) June 30, 2023 or (ii) the first day of the month next following the Employee’s normal retirement date (“Normal Retirement Date”) under the terms of the Casey’s General Stores 401(k) Plan or any successor retirement plan (the “Retirement Plan”); provided, however, that commencing on [June 30, 2022], and on each June 30th thereafter (such date and each annual anniversary thereof is hereinafter referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate on the earlier of (x) two years from such Renewal Date or (y) the first day of the month coinciding with or next following the Employee’s Normal Retirement Date, unless at least 60 days prior to the Renewal Date the Company shall give notice that the Change of Control Period shall not be so extended; provided, further, that in the event of a Potential Change of Control, the Company may not provide such notice until at least one month following the public announcement of the abandonment of the transaction or series of transactions that resulted in a Potential Change of Control. Notwithstanding the foregoing, in the event that a Change of Control (within the meaning of the Prior Agreement) occurs prior to the Expiration Date, the Change of Control Period hereunder shall not commence and this Agreement shall not become effective and shall be null and void ab initio.
(c)    The “Effective Date” shall be the first date during the Change of Control Period on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, in the event the Employee experiences an Anticipatory Qualifying Termination, for all purposes of this Agreement the “Effective Date” shall mean the first date during the Change of Control Period on which a Potential Change of Control occurs.
(d)    The “Employment Period” shall be the period commencing on the first date during the Change of Control Period on which a Change of Control occurs and ending on the earlier to occur of (i) the second anniversary of such date or (ii) the first day of the month coinciding with or next following the Employee’s Normal Retirement Date.
(e)    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
(f)    A “Potential Change of Control” shall be deemed to have occurred if either of the following events shall have occurred: (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control; or (ii) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control.
2.    Termination. (a) Death or Disability. The Employee’s employment with the Company shall terminate automatically upon the Employee’s death. In the event of the Employee’s Disability (as defined below), the Company may give to the Employee written notice of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee (the “Disability Termination Date”); provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee’s duties. For purposes of this Agreement, “Disability” means (i) permanent and total disability as determined under the Company’s long-term disability plan applicable to the Employee or (ii) if there is no such plan applicable to the Employee, a disability which, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers; provided, however, that if any amounts payable under this Agreement constitute deferred compensation (within the meaning of Code Section 409A, Internal Revenue Code (the “Code”), including current and future guidance and regulations interpreting such provisions (collectively, “Code Section 409A”)), and payment of such amount is intended to be triggered pursuant to Code Section 409A(a)(ii) by the Employee’s disability, such term shall mean that the Employee is considered “disabled” within the meaning of Code Section 409A.
(a)    Cause. The Company may terminate the Employee’s employment for “Cause.” For purposes of this Agreement, “Cause” means (i) an act or acts of personal dishonesty taken by the Employee and intended to result in substantial personal enrichment of the Employee at the expense of the Company; (ii) willful and deliberate failure to perform the Employee’s material duties to the Company and which is not remedied within 10 days after receipt of written notice from the Company; or (iii) the conviction of the Employee of a felony.
(b)    Good Reason. The Employee’s employment may be terminated by the Employee for Good Reason. For purposes of this Agreement, “Good Reason” means
(i)    the assignment to the Employee of any duties inconsistent in any respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect immediately prior to the Effective Date, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities;
(ii)    a reduction in the Employee’s annual base salary, annual bonus target opportunity or target long-term incentive opportunity (each, in effect immediately prior to the Effective Date);
(iii)    the Company’s requiring the Employee to relocate the Employee’s primary workplace more than 35 miles from such location immediately prior to the Effective Date;
(iv)    the Company’s or any of its subsidiary’s material breach of this Agreement or any other agreement entered into between the Employee and the Company or its subsidiaries;
(v)    the Company’s failure to pay any compensation due and owing to the Employee; or
(vi)    any failure by the Company to comply with and satisfy Section 9(c) of this Agreement.

Notwithstanding the foregoing, the occurrence of any of the events described in the immediately preceding clauses (i) through (vi) above shall not constitute Good Reason unless, (x) in accordance with Section 2(d) hereof, the Employee provides the Company with written notice within 60 calendar days after the initial occurrence of any such event that the Employee believes constitutes Good Reason; (y) the Company thereafter fails to cure such event within 30 calendar days after receipt of such notice; and (z) the Employee’s date of termination as a result of such event occurs within 30 calendar days after the expiration of the cure period. For purposes of this Section 2(c), during the Employment Period, any good faith determination of “Good Reason” made by the Employee shall be conclusive.
(c)    Notice of Termination. Any termination by the Company for Cause or by the Employee for Good Reason shall be communicated by Notice of Termination to the other Party hereto given in accordance with Section 10(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated; and (iii) in the case of a termination by the Company for Cause, if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 15 days after the giving of such notice). The failure by the Employee to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.
(d)    Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if the Employee’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Employee of such termination and (ii) if the Employee’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee or the Disability Termination Date, as the case may be.
3.    Obligations of the Company upon Termination.
(a)    Death. If, during the Employment Period, the Employee’s employment is terminated by reason of the Employee’s death, this Agreement shall terminate without further obligations to the Employee’s legal representatives under this Agreement, other than (i) all rights to advancement and indemnification in respect of the Employee’s service as a director or officer of the Company or any of its subsidiaries, which shall continue without regard to termination of this Agreement or the Employee’s employment with the Company, and (ii) in respect of (A) the Employee’s full base salary through the Date of Termination at the rate in effect on the Date of Termination or, if higher, at the rate in effect immediately prior to the Effective Date through the Date of Termination (the “Highest Base Salary”); (B) the product of the annual bonus earned by the Employee for the last full fiscal year and a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is

365; (C) any compensation previously deferred by the Employee (together with any accrued interest thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company; (D) all reasonable expenses incurred by the Employee through the Date of Termination, which are reimbursable in accordance with the Company’s policies as in effect from time to time; provided that, following the Effective Date, such reimbursement policies must be at least as favorable to the Employee as in effect immediately prior to the Effective Date; and (E) other vested benefits to which the Employee is entitled in accordance with the terms of the applicable plans and agreements of the Company and its subsidiaries (excluding any such plans and agreements of the Company and its subsidiaries providing for severance payments and/or benefits) (such amounts specified in clause (ii) are hereinafter referred to as “Accrued Obligations”). All such Accrued Obligations shall be paid to the Employee’s estate or beneficiary, as applicable, in a lump-sum in cash within 30 days of the Date of Termination or within such other period required pursuant to the applicable plan or agreement. Anything in this Agreement to the contrary notwithstanding, the Employee’s family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company and any of its subsidiaries to surviving families of employees of the Company and such subsidiaries under such plans, programs, practices and policies relating to family death benefits, if any, in accordance with the most favorable plans, programs, practices and policies of the Company and its subsidiaries in effect immediately preceding the Effective Date or, if more favorable to the Employee and/or the Employee’s family, as in effect on the date of the Employee’s death with respect to other key employees of the Company and its subsidiaries and their families.
(b)    Disability. If, during the Employment Period, the Employee’s employment is terminated by reason of the Employee’s Disability, this Agreement shall terminate without further obligations to the Employee, other than (i) in respect of the Accrued Obligations, which shall be paid to the Employee in a lump-sum in cash within 30 days of the Date of Termination or within such other period required pursuant to the applicable plan or agreement, and (ii) all rights to advancement and indemnification in respect of the Employee’s service as a director or officer of the Company or any of its subsidiaries, which shall continue without regard to termination of this Agreement or the Employee’s employment with the Company. Anything in this Agreement to the contrary notwithstanding, the Employee shall be entitled after the Disability Termination Date to receive disability and other benefits at least equal to the most favorable of those provided by the Company and its subsidiaries to disabled employees and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, in accordance with the most favorable plans, programs, practices and policies of the Company and its subsidiaries in effect immediately preceding the Effective Date or, if more favorable to the Employee and/or the Employee’s family, as in effect at any time thereafter with respect to other key employees of the Company and its subsidiaries and their families.
(c)    Cause; Other than for Good Reason. If, during the Employment Period, the Employee’s employment shall be terminated by the Company for Cause or by the Employee (other than for Good Reason), this Agreement shall terminate without further obligations to the Employee other than (i) in respect of the Accrued Obligations (excluding the prorated annual bonus), which shall be paid to the Employee in a lump-sum in cash within 30 days of the Date of Termination or within such other period required pursuant to the applicable plan or agreement, and (ii) all rights to advancement and indemnification in respect of the Employee’s service as a director or officer of the Company or any of its subsidiaries, which shall continue without regard to termination of this Agreement or the Employee’s employment with the Company.
(d)    Good Reason; Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate the Employee’s employment other than for Cause, Disability, or death or if the Employee shall terminate his or her employment for Good Reason:
(i)    The Company shall pay to the Employee in a lump-sum in cash within 30 days after the Date of Termination (or, in the case of the Accrued Obligations, within such other period specified by any applicable plan or agreement) the aggregate of the following amounts:
A.    Accrued Obligations (other than the prorated annual bonus);
B.    the product of (x) the annual bonus earned by the Employee for the last full fiscal year (if any) ending during the Employment Period or, if higher, the annual bonus earned by the Employee for the last full fiscal year prior to the Effective Date (as applicable, the “Recent Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365;
C.    the product of (x) two and (y) the sum of (i) the Highest Base Salary and (ii) the Recent Bonus; and
D.    an amount equal to 24 months of the monthly COBRA premiums that the Employee would be required to pay to continue his or her group health coverage as in effect on the Date of Termination for himself or herself and his or her eligible covered dependents, which payment will be made less applicable withholdings and regardless of whether the Employee elects COBRA continuation coverage.
(ii)    The Employee shall be entitled to all rights to advancement and indemnification in respect of the Employee’s service as a director or officer of the Company or any of its subsidiaries, which shall continue without regard to termination of this Agreement or the Employee’s employment with the Company.
(e)    Anticipatory Qualifying Termination. In the event that the Employee experiences an Anticipatory Qualifying Termination during the Change of Control Period, then the Employee shall be entitled to receive (i) any unpaid Accrued Obligations (other than the prorated annual bonus), (ii) a lump-sum cash payment within 30 days after the Change of Control in an aggregate amount equal to the excess, if any, of (x) the aggregate amount of the severance payments provided for in Sections 3(d)(i)(B) through (D) hereof over (y) the aggregate amount of severance payments the Employee received or is entitled to receive from the Company under any applicable plan of the Company or any of its subsidiaries, or any applicable agreement between the Employee and the Company or any of its subsidiaries other than this Agreement, as a result of the Employee’s Anticipatory Qualifying Termination, and (iii) all rights to advancement and indemnification in respect of the Employee’s service as a director or officer of the Company or any of its subsidiaries, which shall continue without regard to termination of this Agreement or the Employee’s employment with the Company.
4.    Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or any of its subsidiaries and for which the Employee may qualify (other than any other plan providing for severance payments or benefits), nor shall anything herein limit or otherwise affect such rights as the Employee may have under any stock option, restricted stock unit, performance-based restricted stock unit or other agreements with the Company or any of its subsidiaries. For the avoidance of doubt, the Employee’s equity awards that are outstanding on the Date of Termination, if any, shall be treated in accordance with the 2009 Stock Incentive Plan and the 2018 Stock Incentive Plan (each, as amended from time to time), the applicable award agreements and any other agreement entered into between the Employee and the Company or its subsidiaries governing the terms of such equity awards.
5.    Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement. In the event that the Employee prevails in a legal action, suit or proceeding against the Company pursuant to Section 6 hereof, the Company agrees to pay, to the full extent permitted by law, until the Employee’s death and, to his or her successors in interest, for a period of 10 years thereafter, all legal fees and expenses which the Employee may reasonably incur as a result of such contest by the Company, the Employee or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Employee about the amount of any payment pursuant to Section 3(d) or 3(e) of this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
6.    Governing Law; Jurisdiction. This Agreement and any disputes arising hereunder or related hereto shall be governed by, and for all purposes construed in accordance with, the laws of the State of Iowa, without regard to the principles or rules of conflict of laws thereof. Unless the Parties agree otherwise, any legal action, suit or proceeding against either Party arising out of or in connection with this Agreement or disputes relating hereto shall be brought exclusively in the United States District Court for the Southern District of Iowa or, if such court does not have subject matter jurisdiction, the state courts of Iowa located in Des Moines, Iowa. The Parties hereby consent and agree to submit to the jurisdiction of the State of Iowa for purposes of enforcing this Agreement.

7.    Limitation on Certain Payments. (a) Notwithstanding anything in this Agreement to the contrary, in the event it is determined by reasonable computation by a nationally recognized certified public accounting firm that is designated by the Company prior to the Change of Control (which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate such Change of Control) (the “Accountant”), which determination shall be reflected in a document delivered to the Employee setting forth in reasonable detail the basis of the Accountant’s calculations (including any assumptions that the Accountant made in performing the calculations), that part or all of the consideration, compensation or benefits to be paid to the Employee under this Agreement or otherwise constitute “parachute payments” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to the Employee under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds the maximum amount that would not give rise to any liability under Section 4999 of the Code, the amounts constituting “parachute payments” which would otherwise be payable to the Employee or for the Employee’s benefit shall be reduced to the maximum amount that would not give rise to any liability under Section 4999 of the Code (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Accountant determines that without such reduction the Employee would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code in respect of the Parachute Amount), an amount that is greater than the amount, on a net after-tax basis, that the Employee would be entitled to retain upon receipt of the Reduced Amount. For the avoidance of doubt, this provision, shall reduce the Parachute Amount otherwise payable to the Employee, only if doing so would place the Employee in a better net after-tax economic position as compared with not doing so (taking into account any excise taxes payable in respect of such Parachute Amount). In connection with making determinations under this Section 7(a), the Accountant shall take into account any positions to mitigate any excise taxes payable under Section 4999 of the Code, such as the value of any reasonable compensation for services to be rendered by the Employee before or after the Change of Control, including any amounts payable to the Employee following the Employee’s termination of employment hereunder with respect to any non-competition provisions that may apply to the Employee, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.
(a)    If the determination made pursuant to Section 7(a) results in a reduction of the payments that would otherwise be paid to the Employee except for the application of Section 7(a), the Company shall promptly give the Employee notice of such determination. Such reduction in payments shall be first applied to reduce any cash payments that the Employee would otherwise be entitled to receive (whether pursuant to this Agreement or otherwise) and shall thereafter be applied to reduce other payments and benefits, in each case, in reverse order beginning with the payments or benefits that are to be paid the furthest in time from the date of such determination, unless, to the extent permitted by Code Section 409A, the Employee elects to have the reduction in payments applied in a different order; provided that, in no event may such payments be reduced in a manner that would result in subjecting the Employee to additional taxation under Code Section 409A. Within five business days following such determination, the Company shall pay or distribute to the Employee, or for the Employee’s benefit, such amounts as are then due to the Employee under this Agreement and shall promptly pay or distribute to the Employee, or for the Employee’s benefit, in the future such amounts as become due to the Employee under this Agreement.
(b)    As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a determination hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the Employee’s benefit pursuant to this Agreement or otherwise that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by the Company to or for the Employee’s benefit pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accountant (based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Employee, with respect to which the Accountant believes the Internal Revenue Service should prevail) determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the Employee’s benefit shall be repaid by the Employee to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Employee is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accountant, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the Employee’s benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.
8.    Confidential Information. (a) The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries, and their respective businesses, which shall have been obtained by the Employee during the Employee’s employment by the Company or any of its subsidiaries and which shall not be or become public knowledge (other than by acts by the Employee or his or her representatives in violation of this Agreement). After termination of the Employee’s employment with the Company, the Employee shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under this Agreement.
(a)    This Agreement is not intended to limit or restrict, and shall not be interpreted in any manner that limits or restricts, the Employee from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Exchange Act (“Section 21F”)) or receiving an award for information provided to any government agency under any legally protected whistleblower rights. Notwithstanding anything in this Agreement to the contrary, nothing in or about this Agreement prohibits the Employee from: (i) filing and, as provided for under Section 21F, maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (ii) providing confidential information to the SEC, or providing the SEC with information that would otherwise violate this Section 8, to the extent permitted by Section 21F; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F.
9.    Successors. (a) This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.
(a)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(b)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
10.    Miscellaneous. (a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(a)    This Agreement is intended to satisfy, or be exempt from, the requirements of Code Section 409A and should be interpreted accordingly. For purposes of Code Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. Notwithstanding anything to the contrary in this Agreement, if any amount payable pursuant to this Agreement constitutes a deferral of compensation subject to Code Section 409A, and if such amount is payable as a result of the Employee’s “separation from service” at such time as the Employee is a “specified employee” (within the meaning of those terms as defined in Code Section 409A), then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the date that is six months after the Employee’s separation from service. Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company, the Employee shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement. To the extent required to avoid any accelerated taxation or penalties under Code Section 409A, amounts reimbursable to the Employee under this Agreement shall be paid on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursements (and in-kind benefits provided) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit. The Employee shall be solely responsible for the payment of any taxes and penalties incurred under Code Section 409A.

(b)    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows: If to the Company, to Casey’s General Stores, Inc., P.O. Box 3001, One SE Convenience Blvd., Ankeny, Iowa 50021, Attn: General Counsel; and if to the Employee, to his or her address appearing on the books of the Company, or to his or her residence, or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)    The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)    The Employee’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.
(f)    This Agreement contains the entire understanding of the Company and the Employee with respect to the subject matter hereof and will supersede and replace the Prior Agreement as of the Expiration Date; provided that a Change of Control (within the meaning of the Prior Agreement) has not occurred prior to the Expiration Date.
(g)    The Employee and the Company acknowledge that the employment of the Employee by the Company is “at will”, and, prior to the Effective Date, may be terminated by either the Employee or the Company at any time, with or without cause, and with or without prior notice. The Employee acknowledges that this Agreement does not constitute a contract of continued employment for any specified term, or a contract of any type for any benefits or rights of employment, until the Effective Date hereof, and that upon a termination of the Employee’s employment prior to the Effective Date, there shall be no further rights under this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date written above.

COMPANY: CASEY’S GENERAL STORES, INC.
By:
Name: Title:

EMPLOYEE:
By: